Exhibit 10.10.2
HDFC Bank

1st Floor, Kailash Bulding, 26, Kasturba Gandhi Marg, New Delhi — 110 001. Tel: 011-41699481 Fax: 011-41699483
Sanction Letter (Working Capital Facilities)
January 6, 2011
Mr. Rajesh Magow
Chief Financial officer
MakeMyTrip (India) Pvt. Ltd.
103, Udyog Vihar —I,
Gurgaon — 122016
Dear Sir,
Subject — Sanction Letter for Working Capital Facilities
We are pleased to inform you that basis the company’s request the Bank has agreed in principle to amend the below clause in General Covenants for working Capital facilities to MakeMyTrip (India) Pvt. Ltd.
Existing Covenant-
Company to avail Cash management Collection Facility from HDFC Bank Ltd.
Company to maintain a positive net worth of atleast Rs. 25 Cr during the currency of our facility
Company to transfer all their banking accounts including Fixed Deposits (within 30 days of availment) to HDFC Bank excluding the current a/cs to be maintained for payment gateways of Citibank & ICICI Bank
All credits received in ICICI Bank whether Cash/ Cheque/ Credit Card/ Payment gateway receivables of an amount above Rs. 1.50Crs. for Monday to Thursday and Rs. 4.50 Crs. for Friday and any Credit balance on Saturdays to be remitted to Cash Credit a/c with HDFC Bank on a daily basis for which the Company shall issue irrevocable and unconditional instructions to ICICI Bank to remit ,without any right of lien or set-off, to HDFC Bank on a daily basis, and submit their acceptance of these instructions in writing to HDFC Bank
The amount maintained with ICICI Bank on a daily basis to be used for making payments to Low Cost Airlines only as deposit/ booking.
Credit Card / Payment Gateway receivables through CitiBank to be remitted to Cash Credit a/c with HDFC Bank on a daily basis for which the Company shall issue irrevocable and unconditional instructions to CITIBANK whose PG/ POS terminals are/will be used for Credit Card acquisition, to remit the credit card receivables, without any right of lien or set-off, to HDFC Bank on a daily basis, and submit their acceptance of these instructions in writing to HDFC Bank.
The Company shall issue irrevocable and unconditional instructions to all present and future banks whose PG/POS terminals are/will be used for Credit Card acquisition, to remit the credit card receivables, without any right of lien or set-off, to HDFC Bank on a daily basis, and submit their acceptance of these instructions in writing to HDFC Bank.
The company will not lend funds to/invest in group entities without the Bank’s written consent.
The company will not raise addl. Borrowings or create charge on its properties/assets in favour of any other lender without the Bank’s consent.
Registered Office : HDFC Bank House, Senapati Bapat Marg, Lower Parel (West), Mumbai — 400 013. Website : www.hdfcbank.com

Revised Covenant
Company to route all the cash flow of other POS banks through us only. Company to give the suitable instruction for the same to the respective payment gateways and confirmation in this respect to be obtained. This will remain as trigger to even of default.
The company has to give prior intimation of 15 days before lending/investing in group entities for amount more than Rs. 50 Mio
The company will not raise addl. Borrowings of more than Rs. 50.0 Mio or create charge on its properties/assets in favour of any other lender without prior intimation of 15 days.
Company to remain in profit else it will be treated as even of default.
Company to avail Cash Management Collection facility from HDFC Bank Ltd subject of our competitive offer.
All other Terms and Conditions/Covenants advised vide Sanction Letter dated 07/09/09 & 05/04/10 shall remain unchanged.
Assuring you the best of our service always.
Thanking you,

For HDFC Bank Limited.	For HDFC Bank Limited

/s/ Mukesh Todi	/s/ Rajeev Aggarwal

Mukesh Todi	Rajeev Aggarwal
Relationship Manager	State Head & DVP
Emerging Corporates Group	Emerging Corporates Group